Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 23, 2012 (the “Closing Date”), Yelp Inc. (“Yelp” or the “Company”) through its wholly-owned subsidiary Yelp Ireland Ltd., completed the acquisition of all the outstanding equity interests of Qype GmbH (“Qype”) for approximately $24.3 million in cash and Yelp common stock with an approximate fair value of $23.3 million.

The following unaudited pro forma condensed combined financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented as if the acquisition had occurred on September 30, 2012. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the nine months ended September 30, 2012 for Yelp and Qype are presented as if the acquisition had occurred on January 1, 2011. The historical unaudited financial information for Qype has been reformatted from an international financial reporting standards (“IFRS”) presentation to conform to the Company’s financial statement presentation. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would have been if the transaction had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

The acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed combined financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amount assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

All historical Qype financial data included in the pro forma condensed combined financial statements is presented in accordance with accounting principles generally accepted in the United States. For purposes of the following unaudited pro forma condensed combined financial statements, the Qype consolidated balance sheet as of September 30, 2012 has been converted at an exchange rate of $1.2855/€1, the Qype consolidated statement of operations for the twelve months ended December 31, 2011 has been converted at an average exchange rate of $1.3924/€1 and the Qype consolidated statement of operations for the nine months ended September 30, 2012 has been converted at an average exchange rate of $1.2820 /€1.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable. The pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and the related notes should be read in conjunction with the historical consolidated financial statements and the related notes of Qype included in Exhibits 99.3 and 99.4 of this Current Report on Form 8-K/A and the historical consolidated financial statements and accompanying notes of Yelp included in the Company’s prospectus filed on March 2, 2012 and 10-Q for the nine months ended September 30, 2012, respectively.

Yelp Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2012

(In thousands, except share and per share data)

	Yelp	Qype	Pro Forma Adjustments		Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$123,083	$266	$(24,236)	$—	a	$99,113
Restricted cash	29	—	—	—		29
Accounts receivable, net	10,722	2,722	—	—		13,444
Prepaid expenses and other current assets	2,867	420	—	—		3,287

Total current assets	136,701	3,407	(24,236)	—		115,872
Property, equipment and software, net	12,623	547	—	—		13,170
Restricted cash	6,401	—	—	—		6,401
Goodwill	—	243	(243)	43,830	b	43,830
Other assets	807	315	—	5,913	c	7,036

Total assets	$156,532	$4,513	$(24,479)	$49,743		$186,309

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,221	2,122	—	—		4,343
Accrued liabilities	10,110	2,607	(341)	414	d,e	12,790
Notes payable	—	1,095	—	—		1,095
Deferred revenue	1,243	584	—	—		1,827

Total current liabilities	13,574	6,408	(341)	414		20,055
Long term liabilities	2	42	—	—		44

Total liabilities	13,576	6,450	(341)	414		20,099

Commitments and contingencies

Shareholder Notes	—	8,205	(8,205)	—	f	—

Stockholders’ equity (deficit)
Common stock	—	—
Additional paid-in capital	197,872	26,217	(26,217)	23,254	g,h	221,126
Accumulated other comprehensive income	152	(74)	—	74	g	152
Accumulated deficit	(55,068)	(36,285)	(6,068)	42,354	g	(55,068)

Total stockholders’ equity (deficit)	142,956	(10,142)	(32,211)	65,608		166,210

Total liabilities and stockholders’ equity (deficit)	$156,532	$4,513	$(40,757)	$66,021		$186,309

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Yelp Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months ended September 30, 2012

(In thousands, except per share data)

	Yelp	Qype	Pro Forma Adjustments		Notes	Pro Forma
Net revenue	$96,410	$8,136	$—	$—		$104,546
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,925	428	—	—		7,353
Sales and marketing	60,404	6,757	—	—		67,161
Product development	14,230	2,619	—	—		16,849
General and administrative	23,679	1,960	(642)	—	i	24,997
Depreciation and amortization	4,802	102	—	1,523	j	6,427

Total costs and expenses	110,040	11,867	(642)	1,523		122,788
Loss from operations	(13,630)	(3,731)	642	(1,523)		(18,242)
Other income (expense), net	(23)	(391)	—	567	k	153

Loss before income taxes	(13,653)	(4,122)	642	(957)		(18,089)
Provision for income taxes	(142)	71	—	—		(71)

Net loss	(13,795)	(4,051)	642	(957)		(18,160)
Accretion of redeemable convertible preferred stock	(31)	—	—	—		(31)

Net loss attributable to common stockholders (Class A and B)	$(13,826)	$(4,051)	$642	$(957)		$(18,191)

Net loss per share attributable to common stockholders
Basic	$(0.27)					$(0.35)

Diluted	$(0.27)					$(0.35)

Weighted-average shares used to compute net loss per share attributable to common stockholders (Class A and B)
Basic	51,176		—	969	h	52,145

Diluted	51,176		—	969		52,145

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Yelp Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2011

(In thousands, except per share data)

	Yelp	Qype	Pro Forma Adjustments		Notes	Pro Forma
Net revenue	$83,285	$9,018	$—	$—		$92,303
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	5,931	656	—	—		6,587
Sales and marketing	54,539	10,341	—	—		64,880
Product development	11,586	4,009	—	—		15,595
General and administrative	17,234	3,000	1,067	—	i	21,301
Contribution to the Yelp Foundation	5,928	—	—	—
Depreciation and amortization	4,238	128	—	2,031	j	6,397

Total costs and expenses	99,456	18,134	1,067	2,031		120,688
Loss from operations	(16,171)	(9,116)	(1,067)	(2,031)		(28,385)
Other income (expense), net	(395)	(125)	—	188	k	(332)

Loss before income taxes	(16,566)	(9,241)	(1,067)	(1,843)		(28,717)
Provision for income taxes	(102)	115	—	—		13

Net loss	(16,668)	(9,126)	(1,067)	(1,843)		(28,703)
Accretion of redeemable convertible preferred stock	(189)	—	—	—		(189)

Net loss attributable to common stockholders (Class A and B)	$(16,857)	$(9,126)	$(1,067)	$(1,843)		$(28,892)

Net loss per share attributable to common stockholders
Basic	$(1.10)					$(1.78)

Diluted	$(1.10)					$(1.78)

Weighted-average shares used to compute net loss per share attributable to common stockholders (Class A and B)
Basic	15,291		—	969	h	16,260

Diluted	15,291		—	969		16,260

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to the unaudited pro forma consolidated balance sheet as of September 30, 2012 and consolidated statements of operations for the year ended December 31, 2011 and nine months ended September 30, 2011 for Yelp and Qype, respectively, are presented below:

(a)	Adjustment to reflect the cash payment to the former Qype shareholders as part of the acquisition.
(b)	Adjustments to eliminate historical Qype goodwill of approximately $0.2 million and record preliminary goodwill created as a result of the acquisition of approximately $43.7 million.
(c)	Adjustment to record preliminary fair market value estimates of content, advertisers, technology, and trade name intangible assets resulting from the acquisition.
(d)	Adjustment to eliminate the carrying amount of Qype share appreciation rights waived as a condition of the acquisition.
(e)	Adjustment to record the additional income tax liability incurred as a result of a gain recorded on the waiver of Qype shareholder notes payable waived as a condition of the acquisition, calculated based on statutory rates in effect at the balance sheet date.
(f)	Adjustment to eliminate the carrying amount of Qype shareholder notes payable waived as a condition of the acquisition.
(g)	Adjustment to eliminate Qype’s historical shareholders’ equity and reflect Yelp’s capitalization of Qype.
(h)	Adjustment to reflect the issuance of Yelp common stock to the former Qype shareholders as part of the acquisition.
(i)	Adjustment to reflect the elimination of the fair value adjustments relating to Qype’s share appreciation rights in connection with the acquisition.
(j)	Adjustment to reflect amortization expense related to content, advertisers, technology, and trade name intangible assets which are amortized on a straight line basis over 2-5 years.
(k)	Adjustment to reflect the elimination of interest expense related to Qype shareholder notes in connection with the acquisition.